EXHIBIT 99.3

WEBMD HEALTH CORP.
SUPPLEMENTAL STATEMENTS OF OPERATIONS DATA
(In thousands, except percentages, unaudited)

	Three Months Ended
	March 31,
	2006	2005

Cost of operations	$24,710	$14,895
Less:
Non-cash stock-based compensation	(2,317)	(102)

Adjusted cost of operations	22,393	14,793

% of revenue	44.7%	43.8%

Sales and marketing	$15,537	$10,988
Less:
Non-cash advertising	(1,605)	(1,751)
Non-cash stock-based compensation	(1,488)	(155)

Adjusted sales and marketing	12,444	9,082

% of revenue	24.9%	26.9%

General and administrative	$11,890	$6,540
Less:
Non-cash stock-based compensation	(3,203)	(226)

Adjusted general and administrative	8,687	6,314

% of revenue	17.4%	18.7%